Exhibit 23.3


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Delphi Financial Group, Inc. for the registration of up to $200.8 million in debt and equity securities and to the incorporation by reference therein of our report dated February 8, 2002 with respect to the consolidated financial statements of Delphi Financial Group, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2001 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                              /s/ ERNST & YOUNG LLP


Philadelphia, Pennsylvania
April 16, 2002